Exhibit 10.13

Applied Blockchain, Inc.
2021 Non-Employee Director Stock Plan

Effective ______________ __, 2021

TABLE OF CONTENTS

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Applied Blockchain, Inc.
2021 Non-Employee Director Stock Plan

Article 1                Establishment, Purpose, and Duration

1.1          Establishment. Applied Blockchain, Inc. (the “Company”), establishes a compensation plan to be known as the Applied Blockchain, Inc. Non-Employee Director Stock Plan (this “Plan”), in accordance with the terms and conditions of the Plan as set forth in this document.

This Plan’s effective date is the date this Plan is approved by the Company's shareholders at an Annual Meeting (the “Effective Date”), and this Plan shall remain in effect as provided in Section 1.3 hereof.

1.2          Purpose of this Plan. The purpose of this Plan is to enable the Company to pay part of the compensation of its non-employee Directors in shares of the Company’s common stock and, at such time as the Board may determine, to allow the Company’s non-employee Directors to defer some or all of their directors’ fees.

1.3          Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten years from the Effective Date. After this Plan is terminated, no Stock Compensation may be granted but Stock Compensation previously granted shall remain outstanding in accordance with its applicable terms and conditions and this Plan’s terms and conditions.

Article 2                Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1          “Administrator” means the Chief Financial Officer of the Company.

2.2          “Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Administrator.

2.3          “Annual Grant Limit” and “Annual Grant Limits” shall mean the number of shares or dollar amounts set forth in Section 4.1.

2.4          “Annual Meeting” means the annual meeting of the shareholders of the Company held in the relevant year.

2.5          “Beneficiary” or “Beneficiaries” means any person or persons designated on a Beneficiary Designation Form by a Director as allowed in Article 10 to receive Stock Compensation and, if applicable, unpaid Deferred Benefits under this Plan. If there is no valid designation by the Director, or if the designated Beneficiary or Beneficiaries fail to survive the Director or otherwise fail to take the benefit, the Director’s Beneficiary shall be the first of the following who survives the Director: (i) a Director’s spouse (the person legally married to the Director when the Director dies); (ii) the Director’s children in equal shares, and (iii) the Director’s estate.

2.6          “Beneficiary Designation Form” means a form acceptable to the Administrator or its designee used by a Director pursuant to Article 10 hereof to name their Beneficiary or Beneficiaries who will receive their Stock Compensation and unpaid Deferred Benefits under this Plan, if any, when they die.

2.7          “Board” or “Board of Directors” means the Board of Directors of the Company.

2.8          “Cash Compensation” means any retainers or other fees payable to a Director in cash in consideration for services performed as a Director.

2.9          “Change in Control” means the occurrence of any of the following events:

(i)	Any Person, other than (x) a fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary or Affiliate, or (y) any corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company’s Shares becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities;

(ii)	the sale of disposition by the Company of all or substantially all of the Company’s assets;

(iii)	the members of the Board of Directors as of the Effective Date (the “Incumbent Directors”) and any successor director whose appointment is endorsed by the Incumbent Directors or any such duly-endorsed successor director cease to constitute a majority of the Board; or

(iv)	a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

For purposes of this section, the following terms have the meanings set forth below:

(a)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(b)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(c)	"Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.10        “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.11        “Common Stock” means the common stock of the Company.

2.12        “Company” or “Corporation” means Applied Blockchain, Inc. and any successor thereto as provided in Article 11 herein.

2.13        “Compensation Year” means the 12-month period commencing on April 21st each year and ending on the following April 20th.

2.14        “Director” means each director of the Company who is not an employee of the Company.

2.15        “Disabled” or “Disability” means a Director’s inability to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of twelve (12) months or longer.

2.16        “Effective Date” has the meaning set forth in Section 1.1.

2.17        “Fair Market Value” means, on any given date, the closing price of a Share as reported by The Trading Market on such date, or if Shares were not traded on The Trading Market on such day, then on the next preceding day that Shares were traded on The Trading Market; in the event Shares are traded only on an exchange other than The Trading Market, references herein to The Trading Market shall mean such other exchange. The Company may use an alternate method of determining the value of Shares for accounting or any other purpose. For these purposes The Trading Market means, initially, OTC Markets (including OTCQX, OTCQB and Pink Markets), or any of the following other markets that becomes the primary trading market for the Shares: The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange or the NYSE American (or any nationally recognized successor to any of the foregoing).

2.18        “Grant” means the grant of Shares made to Directors pursuant to Article 6 of this Plan.

2.19        “Grant Date” means the date Grants are made to Directors pursuant to Article 6 of this Plan.

2.20        “Grant Price” means the Fair Market Value of Shares on the Grant Date.

2.21        “Plan” means this Applied Blockchain, Inc. 2021 Non-Employee Director Stock Plan.

2.22        “Share” means a share of Common Stock of the Company.

2.23        “Stock Compensation” means Shares of stock issued to the Directors as part of their annual compensation.

2.24        “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.25        “Terminate”, “Terminating”, or “Termination”, with respect to a Director, means cessation of their relationship with the Company as a director whether by death, Disability or severance for any other reason provided there is a “separation from service” for purposes of Code Section 409A.

THE REMAINING PROVISIONS OF THIS ARTICLE 2 SHALL BECOME EFFECTIVE, IF AT ALL, ONLY AT SUCH TIME AS THE BOARD SHALL DETERMINE THAT DIRECTORS MAY ELECT TO DEFER THEIR CASH AND/OR STOCK COMPENSATION UNDER THE PLAN.

2.26        “Cash Distribution Date” means the date specified under Section 7.3(b)(ii) used for determining interest, earnings and losses accrued on a Deferred Cash Benefit.

2.27        “Deferral Election” means a Director’s election to defer Cash Compensation or Stock Compensation granted or earned during the Deferral Year.

2.28        “Deferral Election Form” means any instrument, whether in paper, electronic or such other form or manner prescribed by the Administrator, governed by the provisions of Article 7 of this Plan, including the portion that is the Distribution Election Form and the related Beneficiary Designation Form that applies to all of that Director’s Deferred Benefits under the Plan.

2.29        “Deferral Year” means a calendar year for which a Director has an operative Deferral Election Form.

2.30        “Deferred Benefit” means either a Deferred Cash Benefit or a Deferred Stock Benefit under the Plan for a Director who has submitted an operative Deferral Election Form pursuant to Article 7 of this Plan.

2.31        “Deferred Cash Account” means that bookkeeping record established for each Director who elects to defer some or all of their Cash Compensation for a Compensation Year. A Deferred Cash Account is established only for purposes of measuring a Deferred Cash Benefit and not to segregate assets or to identify assets that may or must be used to satisfy a Deferred Cash Benefit. A Deferred Cash Account will be credited with the Director’s Cash Compensation deferred as a Deferred Cash Benefit according to a Deferral Election Form and according to Section 7.3 of this Plan. A Deferred Cash Account will be credited periodically with interest, earnings and losses pursuant to Section 7.3(b) of this Plan.

2.32        “Deferred Cash Benefit” means the Cash Compensation that a Director elects to defer under Article 7, that results in payments governed by Section 7.3 and Article 8 of this Plan.

2.33        “Deferred Stock Account” means that bookkeeping record established for each Director who elects to defer some or all of their Stock Compensation for a Compensation Year. A Deferred Stock Account is established only for purposes of measuring a Deferred Stock Benefit and not to segregate assets or to identify assets that may or must be used to satisfy a Deferred Stock Benefit. A Deferred Stock Account will be credited with the Director’s Stock Compensation deferred as a Deferred Stock Benefit according to a Deferral Election Form and according to Section 7.4 of this Plan. A Deferred Stock Account will be credited periodically with amounts determined under Section 7.4(b) of this Plan.

2.34        “Deferred Stock Benefit” means Stock Compensation that a Director elects to defer under Article 7 that results in payments governed by Section 7.4 and Article 8 of this Plan.

2.35        “Distribution Election Form” means that part of a Deferral Election Form used by a Director according to this Plan to establish the duration of deferral and the form of payments (lump sum or a designated number of annual installments) of a Deferred Benefit. If a Deferred Benefit has no Distribution Election Form that is operative according to Article 7 of this Plan, distribution of that Deferred Benefit is governed by Article 8 of this Plan.

2.36        “Election Date” means the date established by this Plan as the date before which a Director must submit a valid Deferral Election Form to the Administrator. For each Deferral Year, the Election Date is December 31 of the preceding calendar year. However, for an individual who becomes a Director during a Deferral Year, the Election Date is the thirtieth day following the date they become a Director. The Administrator may set an earlier date as the Election Date for any Deferral Year.

2.37        “Financial Emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director's spouse, or the Director's dependent; loss of the Director's property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director and qualifying as an Unforeseeable Emergency for purposes of Code Section 409A.

Article 3                Administration

3.1          General. The Administrator shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Administrator may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an employee, and the Administrator, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Directors, the Company, and all other interested individuals.

3.2          Authority of the Administrator. The Administrator shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any agreement or document ancillary to or in connection with this Plan, to determine eligibility for Grants and the right to make deferrals, and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Administrator may deem necessary or proper. Such authority shall include, but not be limited to, determining Grant recipients, establishing Grant and deferral terms and conditions, construing any ambiguous provision of the Plan, and, subject to Article 12, adopting modifications and amendments to this Plan, including without limitation, any that are necessary to comply with applicable laws.

3.3          Delegation. The Administrator may delegate to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Administrator or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Administrator or such individuals may have under this Plan.

Article 4               Shares Subject to this Plan and Maximum Grants

4.1          Number of Shares Available for Grants.

(a)	Subject to adjustment as provided in Section 4.3, the maximum number of Shares available for issuance to Directors under this Plan is 11,000,000 Shares.

(b)	The aggregate Fair Market Value (determined as of the Grant Date) of Shares that may be issued as Stock Compensation Grants under Article 6 of this Plan to a Director in any Compensation Year shall not exceed $750,000, provided, however, with respect to a Director performing their first year of service as a Director, the limit under this Section 4.1(b) shall be $1,000,000.

4.2          Share Usage. Shares covered by a Grant shall only be counted as used to the extent they are actually issued. Any Shares related to Grants or Deferred Stock which terminate by forfeiture, cancellation, or otherwise shall be available again for grant under this Plan. The Shares available for issuance under this Plan may consist, in whole or in part, of authorized and unissued Shares, treasury Shares, or Shares reacquired by the Company in any manner.

4.3          Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Administrator, in its sole discretion, in order to prevent dilution or enlargement of Directors’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan, the number and kind of Shares subject to outstanding Grants, the Annual Grant Limits, and other value determinations applicable to outstanding Grants.

The Administrator, in its sole discretion, may also make appropriate adjustments in the terms of any Grants under this Plan to reflect or relate to such changes or distributions and to modify any other terms of outstanding Grants. The determination of the Administrator as to the foregoing adjustments, if any, shall be conclusive and binding on Directors under this Plan.

Subject to the provisions of Section 6.7 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Administrator may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

Article 5                Eligibility and Participation

5.1          Eligibility. Each Director of the Corporation shall be eligible to participate in this Plan until the Director is no longer serving as a non-employee director of the Corporation.

Article 6               Grants of Shares

6.1          Annual Grants. As of the first date of each Compensation Year, the Company will grant to each Director a number of Shares for that Compensation Year. The number of Shares granted to each Director shall be determined by (i) dividing the amount of each Director’s cash retainer for the Compensation Year by the Fair Market Value of the Shares on the first day of the Compensation Year (which date is the Grant Date for purposes of this Plan), and (ii) rounding such number of Shares up to the nearest whole Share, provided, however, that the Corporation may revise the foregoing formula for any year without shareholder approval, subject to the Plan’s overall Share limits. Except as provided herein, the Shares shall remain unvested and forfeitable.

6.2          Partial Year Directors. For individuals who become Directors after the first day of the Compensation Year, such Directors shall receive a pro-rata number of Shares for the Compensation Year based on the number of days remaining in the Compensation Year. The number of Shares granted under this Section 6.2 shall be determined pursuant to Section 6.1 but based on the Fair Market Value of the Shares on the date the Director becomes a Director, which date shall be the Grant Date with respect to such Shares.

6.3          Limits on Shares. The Administrator shall have the authority to increase the number of Shares granted to each Director during a Compensation Year but in no event shall the amount granted exceed the limits set forth in Article 4 above.

6.4          Vesting of Shares. Subject to Section 6.7, each Director’s Shares pursuant to a Grant (including the Shares of Directors whose Grants were subject to Section 6.2) shall become vested and non-forfeitable on the first anniversary of the Grant Date. Notwithstanding the foregoing, the Administrator may determine each year, in its sole discretion, that a different vesting schedule shall apply to the Grant for that year.

6.5          Death or Disability Before Vesting. Subject to Section 6.7, if a Director dies or becomes Disabled while they are a Director, all Shares that are forfeitable shall become non-forfeitable as of the date of the Director’s death or Disability.

6.6          Forfeiture of Nonvested Shares. (a) Subject to paragraph (b) and Sections 6.5 and 6.7, all Shares that are forfeitable shall be forfeited if a Director Terminates their service as a director before the Shares become vested under Section 6.4.

(b)           Notwithstanding paragraph (a) hereof, a Director who elects not to stand for reelection as a Director for the following Compensation Year shall vest in a pro-rata portion of their outstanding Grants at the annual meeting at which their service as a Director Terminates. For the avoidance of doubt, if such Director’s service Terminates prior to such annual meeting for any reason, the Director shall not be entitled to pro-rata accelerated vesting pursuant to this Section 6.6(b).

6.7          Change in Control of the Company. Notwithstanding any other provision of this Plan to the contrary, the provisions of this Section 6.7 shall apply in the event of a Change in Control, unless otherwise determined by the Administrator in connection with a Grant.

(a)           If, upon a Change of Control, a Director receives a new Grant which qualifies as a “Replacement Grant” (as defined below), the Award shall continue subject to the terms of the Replacement Grant.

(b)           If, upon a Change of Control that results in the Company’s Shares no longer being traded on The Trading Market or another established securities market and no Replacement Grant is granted to a Director, the unvested portion of a Grant shall become immediately vested upon the Change of Control.

(c)           If, following a Change of Control, the Company’s Shares continue to be traded on The Trading Market or another established securities market, outstanding Grants shall continue in effect and be treated as Replacement Awards as described in subparagraph (a).

(d)           Notwithstanding any of subparagraphs (a), (b) or (c) of this Section 6.7, the Administrator may, in its sole discretion, determine that any or all outstanding Grants granted under this Plan will be canceled and terminated, and that in connection with such cancellation and termination, the holder of such Grant may receive for each Share of Common Stock subject to such Grant a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the consideration received by shareholders of the Company in respect of a Share of Common Stock in connection with such transaction multiplied by the number of Shares of Common Stock subject to such Grant.

(e)           A Grant shall be considered a Replacement Grant if: (i) it has a value at least equal to the value of the Grant it is replacing as determined by the Administrator in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; and (iii) its other terms and conditions are not less favorable to the Director than the terms and conditions of the Grant it is replacing (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Grant may take the form of a continuation of the Grant it is replacing if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 6.7 are satisfied shall be made by the Administrator in its sole discretion.

(f)            With respect to Grants for which a Deferral Election has been made under Article 7, if applicable, such Grants shall vest pursuant to paragraph (a) but the Deferral Election with respect to such Grants shall remain in place.

6.8          Dividends. On and after the Grant Date, Directors shall receive, as additional cash payments, amounts representing the cash dividends paid on their Shares. If, however, a Director elects to defer their Stock Compensation pursuant to Section 7.1(c) of this Plan, dividend equivalents shall accrue in the Deferred Stock Account from the Grant Date.

THE PROVISIONS OF ARTICLES 7, 8, AND 9 OF THIS PLAN SHALL BECOME EFFECTIVE, IF AT ALL, ONLY AT SUCH TIME AS THE BOARD SHALL DETERMINE THAT DIRECTORS MAY ELECT TO DEFER THEIR CASH AND/OR STOCK COMPENSATION FOR THE YEAR. PRIOR TO THE TIME DESCRIBED IN THE PRECEDING SENTENCE, NO DEFERRALS SHALL BE PERMITTED UNDER THE PLAN AND ARTICLES 7, 8 AND 9 OF THE PLAN, AS WELL AS ANY OTHER PLAN PROVISIONS TO THE EXTENT THEY APPLY TO DEFERRALS OF BENEFITS, SHALL NOT APPLY.

Article 7               Deferral Elections

7.1          Right to Elect Deferrals. A Director may elect a Deferred Benefit for any Deferral Year if they are a Director at the beginning of that Deferral Year or they become a Director during that Deferral Year.

(a)       A Deferral Election is valid when a Deferral Election Form is completed, signed by the electing Director, and received by the Administrator. Deferral Elections are governed by the provisions of this Article 7.

(b)       Before each Deferral Year’s Election Date, each Director will be provided with a Deferral Election Form. Under the Deferral Election Form for a single Deferral Year, a Director may elect on or before the Election Date to defer the receipt of all or part of their Cash Compensation (in 10% multiples) for the Deferral Year, that will be earned and payable after the Election Date.

(c)       Before each Deferral Year’s Election Date, a Director may also elect to defer the receipt of all or part of their Stock Compensation granted during the Deferral Year (in 10% multiples).

(d)       A Director’s Deferral of Cash Compensation shall only be deferred as a Deferred Cash Benefit. A Director’s deferral of Stock Compensation shall only be deferred as a Deferred Stock Benefit. A Director may not elect to convert a Deferred Cash Benefit to a Deferred Stock Benefit or to convert a Deferred Stock Benefit to a Deferred Cash Benefit.

(e)       Each Distribution Election Form is part of the Deferral Election Form on which it appears or to which it is related. The Administrator may allow a Director to file one Distribution Election Form for all of their Deferred Stock Benefits, all of their Deferred Cash Benefits or all of their Deferred Benefits. The Administrator may allow a Director to file multiple Distribution Election Forms that relate to any or all of their Deferred Benefits for one or more Deferral Years. The provisions of Article 8 shall apply to any Deferred Benefit for which there is no operative Distribution Election Form.

(f)       Prior to the Election Date, the Administrator may (i) reject any Deferral Election Form or Distribution Election Form for any or no reason and (ii) modify any Distribution Election Form to the extent necessary to comply with any federal tax or securities laws or regulations. However, the Administrator’s rejection of any Deferral Election Form or Distribution Election Form, and the Administrator’s modification of any Distribution Election Form, must be based upon action taken without regard to any vote of the Director whose Deferral Election Form or Distribution Election Form is under consideration, and the Administrator’s rejections must be made on a uniform basis with respect to similarly situated Directors. If the Administrator rejects a Deferral Election Form, the Director must be paid the amounts such Director would then have been entitled to receive if such Director had not submitted the rejected Deferral Election Form.

(g)      Subject to the last paragraph of Section 8.1(c) hereof, a Director may not revise or revoke a Deferral Election Form or Distribution Election Form after the Deferral Year begins. Any revocation of a Deferral Election Form or Distribution Election Form before the beginning of the Deferral Year is the same as a failure to submit a Deferral Election Form or Distribution Election Form. Any writing signed by a Director expressing an intention to revoke their Deferral Election Form or a related Distribution Election Form and delivered to the Administrator before the close of business on the relevant Election Date shall constitute a revocation of such form.

(h)      The Plan is unfunded. A Deferred Benefit is at all times a mere contractual obligation of the Company. The Company will not segregate any funds or assets for Deferred Benefits nor issue any notes or security for the payment of any Deferred Benefit.

(i)       A Director has no control over Deferred Benefits except according to their Deferral Election Forms, Distribution Election Forms, and Beneficiary Designation Forms, and their right to select hypothetical investment options, if applicable.

(j)       A Director’s Deferred Cash Account and Deferred Stock Account are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so is void. Deferred Benefits are not subject to attachment or legal process for a Director’s debts or other obligations. Nothing contained in this Plan gives any Director any interest, lien, or claim against any specific asset of the Company. A Director or their Beneficiary has no rights to receive Deferred Benefits other than as a general creditor of the Company.

7.2          Effect of No Election. A Director who has not submitted a valid Deferral Election Form to the Administrator on or before the relevant Election Date may not defer their Cash Compensation or Stock Compensation for the applicable Deferral Year. Any Deferred Benefit for which no valid Deferral Election Form has been submitted before the relevant Election Date, and for which there is no otherwise valid Distribution Election Form in effect, shall be governed by Article 8 of this Plan.

7.3               Deferred Cash Benefits.

(a)       Deferred Cash Benefits will be allocated to a Deferred Cash Account for each Director and credited with interest, earnings and losses, as applicable, determined pursuant to subparagraph (b)(i) of this Section 7.3. Deferred Cash Benefits shall be credited to a Director’s Deferred Cash Account as of the day they would have been paid to such Director but for the applicable Deferral Election.

(b)       (i) The value of a Deferred Cash Account as of any date shall equal the amount of Cash Compensation allocated to such Deferred Cash Account as of such date, as adjusted for interest, earnings and losses pursuant to this Section 7.3(b). The Board or its designee shall have the sole discretion to determine how interest, earnings and losses credited to a Director’s Deferred Cash Account will be calculated, including, without limitation, by specifying an applicable interest rate, tracking the performance of one or more investment option, index or similar measure, or allowing Directors to allocate their Deferred Cash Benefits among a series of hypothetical investment options, with such Deferred Cash Benefits to be measured based upon the performance of the investment options selected, reduced by an amount equal to any investment managers’ and other applicable expenses that would apply to an actual investment in the selected investment option.

(ii) Interest, earnings and losses shall accrue through the latest date administratively practicable preceding the date of distribution of a Deferred Cash Benefit, which date is referred to in this Plan as the Cash Distribution Date.

7.4          Deferred Stock Benefits.

(a)       Deferred Stock Benefits will be allocated to a Deferred Stock Account for each electing Director and credited with earnings and losses in accordance with subsection (b). A Director’s Deferred Stock Account shall be credited with the same number of shares of Common Stock that, but for the Director’s Deferral Election, would have been issued to the Director during the applicable Deferral Year under Article 6 of this Plan.

(b)       The value of a Deferred Stock Account as of any date shall equal the Fair Market Value of the Shares allocated to such Deferred Stock Account on such date. If any dividends are paid with respect to Shares for which a Deferral Election is in effect, the Director’s Deferred Stock Account will be credited with additional whole or fractional Shares equal to the Fair Market Value of such dividends on the payment date.

Article 8               Deferral Distributions

8.1          Time and Form of Payments.

(a)       According to a Director’s Distribution Election Form, a Deferred Cash Benefit will be distributed in cash and a Deferred Stock Benefit will be distributed in shares of Common Stock equal to the number of whole shares of Common Stock credited to the Director’s Deferred Stock Account determined as of the distribution date. However, cash will be paid in lieu of fractional shares of Common Stock credited to the Director’s Deferred Stock Account.

(b)       Deferred Benefits will be paid in a lump sum unless the Director’s Distribution Election Form specifies annual installment payments over a period of up to 10 years. A Deferred Benefit payable in installments will continue to accrue additional credits under Plan subsection 7.3(b) or 7.4(b), as applicable, on the unpaid balance of the Deferred Cash Account or Deferred Stock Account, as applicable.

(c)       Unless otherwise specified in a Director’s Distribution Election Form, any lump sum payment will be paid or installment payments will begin to be paid on the February 15th of the year following the year in which the Director Terminates For distributions that would automatically be caused under the preceding sentence by a Director’s Termination (other than due to death), the Director may elect on their Distribution Election Form that payments are to begin:

(i)        on the February 15th of the year following the later of the year in which they Terminate and the year in which they attain a specified age; or

(ii)       on the February 15th of the year following the year in which they attain a specified age, regardless of when they Terminate.

For purposes of these distribution election alternatives, the specified age must be not less than the Director’s age two years from the Election Date pertaining to the applicable Deferral Year. A Director may amend their Distribution Election Form to postpone the commencement of benefit payments only if (i) the amendment is made at least twelve months before the date distributions would otherwise have commenced, (ii) the amended payment date is at least five years after the original payment date, and (iii) the amendment otherwise conforms to the requirements of the Plan and Code Section 409A.

8.2          Death. Upon a Director’s death, their Beneficiary will receive the Beneficiary’s portion or remaining portion of the Director’s Deferred Cash Account and Deferred Stock Account in a lump sum payment (regardless of the time and form of payment elected by the Director) as soon as administratively feasible following the Director’s death.

Article 9                Hardship Distributions

(a)       At the request of a Director before or after the Director’s Termination, a Director’s Deferred Benefits under this Plan shall be paid in the event of a Financial Emergency. An accelerated distribution on account of a Financial Emergency must be limited to the amount determined by the Administrator to be necessary to satisfy the Financial Emergency plus amounts necessary to pay applicable income taxes and penalties.

(b)       For purposes of an accelerated distribution under this section, the Deferred Stock Benefit’s value is determined by the value of the Deferred Stock Account, as set out in Article 7.4(b), at the time of distribution.

(c)       Distributions under this section must first be made from the Director’s Deferred Cash Account before accelerating the distribution of any amount attributable to a Deferred Stock Benefit.

(d)       A distribution under this section is in lieu of that portion of the Deferred Benefit that would have been paid otherwise. A Deferred Cash Benefit is adjusted for a distribution under this section by reducing the Director’s Deferred Cash Account by the amount of the distribution. A Deferred Stock Benefit is adjusted for a distribution under this section by reducing the value of the Director’s Deferred Stock Account by the amount of the distribution.

Article 10             Beneficiary Designation

Each Director under this Plan may, from time to time, name a Beneficiary or Beneficiaries (who may be named contingently or successively) who will receive any Stock Compensation or unpaid Deferred Benefit under this Plan in case of the Director’s death before their Stock Compensation vests or their Deferred Benefits are paid. Each such designation shall revoke all prior designations by the same Director, shall be in a form prescribed by the Administrator, and will be effective only when filed by the Director in writing with the Company during the Director’s lifetime. In the absence of any such Beneficiary designation, benefits remaining unpaid at the Director’s death shall be paid to the default Beneficiary.

Article 11             Successors

All obligations of the Company under this Plan with respect to Grants made hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 12             Amendment, Modification, Suspension, and Termination

12.1        Amendment, Modification, Suspension, and Termination. The Administrator may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders, no such amendment shall increase the number of Shares that may be granted to any Director, except as otherwise described in this Plan, or increase the total number of Shares that may be granted under the Plan. In addition, any amendment of the Plan must comply with the rules of The Trading Market and no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

12.2        Plan Termination. Except for a termination of the Plan caused by the determination of the Board that the laws upon which the Plan is based have changed in a manner that negates the Plan’s objectives, this Plan may not be altered, amended, suspended, or terminated without the majority consent of all Directors who are Directors if that action would result either in a distribution of all Deferred Benefits in any manner other than as provided in this Plan or that would result in immediate taxation of Deferred Benefits to Directors.

Upon termination of the Plan, all vested benefits shall be paid upon the earliest to occur of the following events:

1.	Termination and liquidation of the Plan within 12 months of a qualifying corporate dissolution or bankruptcy;

2.	Termination and liquidation of the Plan pursuant to irrevocable action of the Company within 30 days before, or 12 months after, a Change in Control that qualifies as a distribution event under Code Section 409A;

3.	A termination and liquidation of the Plan (i) that does not occur proximate to a downturn in the Company’s financial condition; (ii) where all plans required to be aggregated with the Plan are terminated; (iii) where no liquidation payments are made for at least 12 months after the Plan is terminated; (iv) where all payments are made by 24 months after the Plan is terminated; and (v) where the Company does not adopt a new plan of the same type, for at least three years after the Plan is terminated; or

4.	The occurrence of an applicable distribution event pursuant to the other terms of the Plan.

Distributions made under this Section 12.2, other than pursuant to paragraph 4 above, shall be paid in the form of a lump sum.

12.3        Adjustment of Grants Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Administrator may make adjustments in the terms and conditions of, and the criteria included in, Grants in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Administrator as to the foregoing adjustments, if any, shall be conclusive and binding on Directors under this Plan.

12.4        Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Plan shall be amended, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting a Grant under this Plan, a Director agrees to any amendment made pursuant to this Section 12.4 to any Grant made under the Plan without further consideration or action.

Article 13             General Provisions

13.1        Forfeiture Events. Any Shares granted under this Plan will be subject to recoupment in accordance with any clawback policy that the Company currently has in effect, or is required to adopt or modify, pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Sarbanes-Oxley Act of 2002, or other applicable law (“Clawback Policy”). In addition, the Committee or the Board may impose such clawback, recovery or recoupment provisions on any Shares granted under this Plan as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property.

13.2        Legend. The certificates for Shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer of such Shares.

13.3        Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

13.4        Non-Assignability. Deferred Benefits may not be assigned by a Director or Beneficiary.

13.5        Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.6        Requirements of Law. The granting and issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

13.7        Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (b) completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

13.8        Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.

13.9        Investment Representations. The Administrator may require any individual receiving Shares under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

13.10     Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

13.11     Unfunded Plan. Directors shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Director, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

13.12      Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Administrator to adopt such other compensation arrangements as it may deem desirable for any Director.

13.13      No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

13.14      No Right to Continued Board Membership. Nothing in this Plan shall confer on any Director the right to continued service as a member of the Board or in any other capacity.

13.15     Governing Law. The Plan and each Grant and Deferred Benefit hereunder shall be governed by the laws of the State of Texas, without regard to choice-of-law principles. The Directors consent to personal and exclusive jurisdiction and venue Dallas County in the State of Texas. Any controversy or claim arising out of or relating to (i) a Director’s service with the Company or a Subsidiary or Affiliate and/or (ii) the Plan, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules before a single arbitrator in Dallas, Texas, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company and the Director will each be responsible for their own attorneys’ fees and expenses incurred in connection with any such arbitration. The decision arrived at by the arbitrator shall be binding upon all parties to the arbitration and no appeal shall lie therefrom, except as provided by the Federal Arbitration Act. These arbitration procedures are intended to be the exclusive method of resolving any claim or dispute arising out of or related to this Plan, including the applicability of this Section; provided, however, that any party seeking injunctive relief in connection with a breach or anticipated breach of the Plan will do so in a state or federal court of competent jurisdiction within Dallas County in the State of Texas.

13.16     Code Section 409A. Notwithstanding any other provision of this Plan, it is intended that all benefits under this Plan that are subject to Code Section 409A, including vested Stock Compensation that has been deferred pursuant to Article 7, shall satisfy the provisions of Code Section 409A, and this Plan shall be interpreted and administered, as necessary, to comply with such provisions.

13.17     Notices. Notices and elections under this Plan must be in writing. A notice or election is deemed delivered if it is delivered personally or if it is mailed by registered or certified mail to the person at their last known business address.

13.18     Waiver. The waiver of a breach of any provision in this Plan does not operate as and may not be construed as a waiver of any later breach.

As evidence of its adoption of this Plan, the Company has caused this document to be executed by its duly authorized officer the ____ day of ______________, 2021.

APPLIED BLOCKCHAIN, INC.

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